Exhibit 99.3 4th Quarter Earnings Conference Call January 22, 2021

2 2020 overview (1) Non-GAAP, see appendix for reconciliation. Adjusted Pre-Tax Pre- Provision Income(1) $2,665M Diluted Earnings Per Share$1.03 Adjusted Total Revenue(1) $6,206M Adjusted Non- Interest Expense(1) $3,541M Net Income Available to Common Shareholders$991M $725M $0.61 $1,655M $930M $588M 4Q20 FY 2020 Generated highest adjusted pre-tax pre-provision income(1) in over a decade providing opportunity to contribute another $10M to the Regions Foundation

Average loans

GENERATING Consistent Sustainable Long-term Performance

Adjusted average loans and leases[(1)]

($ in billions)



$78.6
$82.0
$80.1
26.6
27.3
27.4
52.0
54.7
52.7
4Q19
3Q20
4Q20
Adjusted business loans(1)
Adjusted consumer loans(1)

QoQ highlights & outlook

- Average loans decreased 3%; adjusted average loans[(1)] decreased 2%
- Commercial line utilization levels reached historical low, ending quarter just under 40%
- Despite improving pipelines, utilization is expected to remain muted through the first half of 2021
- Active portfolio management; $408M of commercial loans sold or transferred to HFS in 4Q
- PPP forgiveness drove a $415M reduction in average loan balances
- Mortgage production finished the year strong, with FY 2020 more than doubling 2019 levels
- Expect 2021 adjusted average loans to be down low single digits compared to 2020; and adjusted ending loans are expected to grow low single digits

(1) Non-GAAP, see appendix for reconciliation.

REGIONS 3

4 $94.5 $116.7 $119.8 59.4 68.8 69.9 26.6 38.8 40.67.9 8.7 8.9 0.6 0.4 0.4 4Q19 3Q20 4Q20 Average deposits (1) Other deposits represent non-customer balances primarily consisting of wholesale funding (for example, Eurodollar deposits, selected deposits and brokered time deposits). Average deposits by segment ($ in billions) Wealth Mgt Other(1) Consumer Bank Corporate Bank • Average and ending deposits increased 3% • Full-year average deposits 17% higher than 2019 ◦ Growth predominately in non- interest bearing core operating accounts across all three business segments ◦ Growth driven primarily by higher balances; also experiencing strong account growth • Expect near-term deposit balances will continue to increase, particularly as the second round of stimulus is disbursed QoQ highlights & outlook

Net interest income and net interest margin - liquidity impacts

GENERATING Consistent Sustainable Long-term Performance

NII[1] and NIM

($ in millions)



$931
3.39%
$1,000
3.41%
3.13%
$1,017
3.40%
3.13%
4Q19
3Q20
4Q20
NII(1)
NIM
NIM excl. PPP/Cash

- In 4Q, deposit and cash balances remained elevated given stimulus / liquidity in the system
- PPP loans account for +7 bps NIM and +$54M NII within the quarter (+8bps / +$23M QoQ); excess cash accounts for -34 bps NIM and +$1M NII (-8bps / $0M QoQ)
  - Initial quarter of PPP forgiveness fees specifically added +7 bps NIM and +$24M NII
- Total of $13.5B active cash deployment in 2020, balancing risk and return
  - $3B securities portfolio additions
  - $2.7B calls/tenders of long-term debt (4Q included a $1B long-term debt call in Dec.)
  - $7.8B early redemption of FHLB advances

(1) Net interest income (NII) on a fully taxable equivalent basis.

REGIONS 5

Net interest income and net interest margin - Core Drivers

GENERATING Consistent Sustainable Long-term Performance

Core[1] NIM Attribution


3.41%
3.40%
Largely able to offset ongoing impacts of reinvestment through balance sheet management strategies

	3Q20 excl. PPP/cash	Loan bals/mix	Long-term rates	Cash mgmt.	Deposit pricing	Loan hedges	Other[2]	4Q20 excl. PPP/cash
NIM		-1bps	-4bps	-1bps	+3bps	+1bps	+1bps	
NII		-$20M	-$15M	+$10M	+$10M	+$3M	+$5M	

Core Drivers of NIM and NII

- Rate environment impacts offset through active balance sheet management; trend likely to continue in near-term
  - Higher avg. hedging notional; total benefit of $97M NII to 4Q[3]
  - Lower deposit pricing; deposit cost = 8bps / interest-bearing deposit cost = 13bps
  - Cash management strategy carryover from 3Q
  - Premium amortization; market rate related impacts stable QoQ[4]
- Loan balance declines mostly attributable to C&I and the strategic reduction of indirect loans, offset by strong mortgage growth

1Q 2021 Expectations

- 1Q NII expected to be modestly lower[5] after accounting for the negative impacts from 2 fewer days in the quarter
  - NII and NIM will be pressured mostly by lower loan balances/mix, with long-term rate environment pressure being offset by cash management strategies, deposit pricing, and higher hedge notional
  - 1Q hedge benefit estimated at $100M; uncertain timing of PPP fee acceleration to benefit NII/NIM - currently assume stable PPP NII in 1Q
- Excluding PPP/cash, NIM expected to remain relatively stable

(1) Core NIM excludes PPP and excess cash over $750M. (2) Other items include bond call benefits, loan prepayment penalties, and other product yield adjustments. (3) Hedges remain active; $260M NII accrual FY 2020; $1.6B unrealized pre-tax gain, to be amortized into NII over the remaining life of hedges ~4 years. (4) Total premium amort increased from $46M 3Q to $51M 4Q; increase driven by purchase of higher dollar price bonds; excluding this and GNMA buyouts = low $40M. (5) Assumes Fed Funds Target remains 0%-0.25%, 1m LIBOR 0.12%-0.20%, and 10yr US Treasury is range-bound 1.0%-1.25%.

REGIONS 6

Non-interest income

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	4Q20	Change vs 3Q20	Change vs 4Q19
Service charges on deposit accounts	$160	5.3%	(14.4)%
Card and ATM fees	117	1.7%	4.5%
Capital markets income (excluding CVA/DVA)	102	82.1%	82.1%
Capital Markets - CVA/DVA	8	60.0%	60.0%
Wealth management income	89	4.7%	6.0%
Mortgage income	75	(30.6)%	53.1%
Bank-owned life insurance	43	152.9%	138.9%
Market value adjustments (on employee benefit assets - other)	7	(50.0)%	—%
Valuation gain on equity investment	6	(86.4)%	NM
Other	73	23.7%	65.9%
Total non-interest income	$680	3.8%	21.0%
Adjusted non-interest income[(1)]	$649	6.7%	15.1%

QoQ highlights & outlook

- Expect 2021 service charges to grow but remain 10%-15% below 2019 levels due to continued elevated deposits and ongoing enhancements to overdraft practices and transaction posting
- Card & ATM fees have fully recovered; expect solid growth in 2021 vs pre-pandemic levels
- Capital Markets delivered a record quarter; expect near-term quarterly run rate of $55-$65M ex-CVA/DVA
- Wealth Management had a solid quarter and year, up 5% in both; expect continued growth in 2021
- Mortgage income expected to be a meaningful contributor to 2021 fee revenue, but below record 2020 levels[(2)]; experienced 60bps of market share gains vs 2019
- 4Q bank-owned life insurance includes a $25M gain associated with policy exchange
- Expect 2021 adjusted total revenue to be down modestly compared to 2020 (dependent on timing & amount of PPP forgiveness)

(1) Non-GAAP; see appendix for reconciliation. (2) 2020 mortgage production and production-related revenue were both records.
NM - Not Meaningful

REGIONS 7

8(1) Non-GAAP; see appendix for reconciliation. (2) 2020 adjusted non-interest expenses include ~$60M of expense associated with the Ascentium acquisition that closed 4/1/2020. • Adjusted expenses(1) increased 5% QoQ driven primarily by higher incentive compensation from record capital markets activities • Base salaries were lower QoQ as the company continued to build greater efficiencies through its ongoing continuous improvement process focused on making banking easier for customers and associates • Expect 2021 adjusted non-interest expenses to remain stable to down modestly compared to 2020 $3,387 $3,419 $3,434 $3,443 $3,541 2016 2017 2018 2019 2020 Non-interest expense QoQ highlights & outlookAdjusted non-interest expense(1) ($ in millions) $869 $889 $930 58.1% 55.3% 55.8% Adjusted non-interest expense Adjusted efficiency ratio 4Q19 3Q20 4Q20 ~1% CAGR (1) (1) (2)

9 $2,251 $3,734 $3,800 4Q19 3Q20 4Q20 $96 $113 $94 65 38 41 31 75 530.46% 0.50% 0.43% 4Q19 3Q20 4Q20 $507 $767 $745 180% 316% 308% 4Q19 3Q20 4Q20 NPLs and ACL coverage ratio Asset quality ($ in millions) ($ in millions) ($ in millions) Criticized business loansNet charge-offs and ratio NPLs - excluding LHFS ACL coverage ratio Consumer net charge-offs Business services net charge-offs Net charge-offs ratio (1) Non-GAAP; see appendix for reconciliation. • 4Q annualized net charge-offs 43 bps, a 7 bps improvement QoQ primarily driven by improvement within commercial portfolios • $38M benefit to provision resulted in ACL of 2.69% of total loans (2.81%(1) ex-PPP) • NPLs decreased ~3% QoQ while criticized business loans increased ~2% • Further reductions in ACL will depend on timing of charge-offs and greater certainty with respect to path of economic recovery • Expect full-year 2021 net charge-offs to range from 55 to 65bps

10 • During 4Q declared $148M in common dividends • Federal Reserve released results of its updated Supervisory Stress Test and indicated Regions met or exceeded all minimum capital levels under the provided scenarios • Common Equity Tier 1 ratio increased ~50 bps to an estimated 9.8%; in the near-term intend to stay on high end of 9.5-10% operating range • Historically high deposit balances contributed to 500 bps decline in 4Q loan-to-deposit ratio QoQ highlights & outlook Common equity Tier 1 ratio(1) 9.7% 9.3% 9.8% 4Q19 3Q20 4Q20 10.9% 10.8% 11.4% 4Q19 3Q20 4Q20 Tier 1 capital ratio(1) Capital and liquidity (1) Current quarter ratios are estimated. (2) Based on ending balances. Loan-to-deposit ratio(2) 85% 75% 70% 4Q19 3Q20 4Q20

11 2021 expectations (1) Non-GAAP, see appendix for reconciliation. (2) The reconciliation with respect to forward-looking non-GAAP measures is expected to be consistent with actual non-GAAP reconciliations included in the attached appendix or in previous filings with the SEC. (3) Total revenue guidance assumes short-term rates remain near-zero and the 10-year U.S. Treasury yield remains between 1.0% -1.25%. Category FY 2021 Expectations Total Adjusted Revenue (from adjusted 2020 of $6,206)(1)(2)(3) Down modestly (dependent on timing & amount of PPP forgiveness) Adjusted Non-Interest Expense (from adjusted 2020 of $3,541)(1)(2) Stable to down modestly Adjusted Average Loans (from adjusted 2020 of $81,890 )(1)(2) Down low single digits Adjusted Ending Loans (from adjusted 2020 of $79,607 )(1)(2) Up low single digits Net charge-offs / average loans 55 - 65 bps Effective tax rate 20% - 22%

12 Appendix

Fourth quarter 2020 highlights

GENERATING Consistent Sustainable Long-term Performance

Summary of fourth quarter results

($ amounts in millions, except per share data)	4Q20	QoQ Change	YoY Change
Net interest income	$ 1,006	1.8%	9.6%
Provision (credit) for credit losses	(38)	(133.6)%	(139.6)%
Non-interest income	680	3.8%	21.0%
Non-interest expense	987	10.2%	10.0%
Income before income taxes	737	16.2%	51.3%
Income tax expense	121	16.3%	23.5%
Net income	616	16.2%	58.4%
Preferred dividends	28	(3.4)%	21.7%
Net income available to common shareholders	$ 588	17.4%	60.7%
Diluted EPS	$ 0.61	17.3%	60.5%

Selected items impact

(amounts in millions, except per share data)	4Q20	FY 2020
Pre-tax adjusted items[(1)]:		
Contribution to the Regions Foundation	$ (10)	$ (10)
Branch consolidation, property and equipment charges	(7)	(31)
Loss on early extinguishment of debt	(14)	(22)
Salaries and benefits related to severance charges	(26)	(31)
Professional and related fees associated with the purchase of Ascentium Capital	—	(8)
Valuation gain on equity investment	6	50
Securities gains (losses), net	—	4
Leveraged lease termination gains	—	2
Bank-owned life insurance	25	25
Total pre-tax adjusted items[(1)]	$ (26)	$ (21)
Diluted EPS impact[(2)]	$ (0.01)	$ (0.01)
Additional selected items[(3)]:		
CECL provision less than (in excess of) net charge-offs	$ 132	$ (818)
Capital markets income - CVA/DVA	8	13
MSR net hedge performance	(6)	10
PPP loans interest/fee income	54	103
COVID-19 related expenses	(3)	(29)
4Q20 reduction in unrecognized tax benefit	24	24

(1) Non-GAAP, see appendix for reconciliation. (2) Based on income taxes at an approximate 25% incremental rate. Bank-owned life insurance gain is tax free. (3) Items represent an outsized impact to the quarter or quarterly trends, but are not considered non-GAAP adjustments.
NM - Not Meaningful

REGIONS 13

14 246 286 301 119 143 158 127 143 143 4Q19 3Q20 4Q20 2.7 2.8 2.9 4Q19 3Q20 4Q20 Mobile Banking Log-Ins 1.88 2.01 2.04 4Q19 3Q20 4Q20 14% 20% 20% 29% 34% 33% 57% 46% 47% 4Q19 3Q20 4Q20 40.2 73.0 63.8 31.0 63.5 53.35.1 2.8 2.4 4.1 6.7 8.1 4Q19 3Q20 4Q20 61% 67% 66% 39% 33% 34% 4Q19 3Q20 4Q20 Growth in Digital Digital Banking Log-Ins Customer Transactions Deposit Transactions by Channel Mix 22% YoY 7% YoY (Millions) (Millions) Active Digital Banking Users Active Mobile Banking Users (Millions) 9% YoY Online Banking Log-Ins Digital Sales(1) (Accounts in Thousands) Deposits Credit Card Accounts Loans Digital Non-Digital Mobile ATM Branch (1) Digital sales represents accounts opened. (2) Digital transactions represent online and mobile only; Non-digital transactions represent branches, contact centers and ATMs. (3)Transactions represent Consumer customer deposits, transfers, mobile deposits, fee refunds, withdrawals, payments, official checks, transfers, bill payments, and Western Union. Excludes ACH and Debit Card purchases/refunds. (2)(3)

15 9.9% 9.6% 9.5% 8.7% 6.9% 6.1% 5.4% 5.2% 5.0% 2.9% 2.0% 0.5% 0.3% 1.7 4.1 4.4 1.1 1.4 3.6 2.5 1.0 2.1 P e e r 12 R F 4Q R F P e e r 11 P e e r 10 P e e r 9 P e e r 8 P e e r 7 P e e r 6 P e e r 5 P e e r 4 P e e r 3 P e e r 2 P e e r 1 Cash-flow Hedge Program Details 12/31/20(1) • $20.75B of total $21.75B hedges active in 4Q20; $250mm started in 4Q • Remaining $1B in notional will be active in 1Q21 • Better protected than peer set both in size and duration of protection • Current pre-tax unrealized gain on hedges = ~$1.6B; added $97M to NII in 4Q, or ~10% of NII Hedging strategy protection Cash-Flow Hedge Notional Fixed Rate/ Strike(3) Inclusive of deferred G/L(4) Program Swaps $11.0B 2.15% 2.18% Program Floors $5.75B 2.14% 2.4% Legacy Swaps $5.00B 1.49% 1.77% (1) Includes both active and forward starting swaps/floors entered into prior to 9/30/2020 that provide incremental NII protection. (2) Peers 1, 2, 3, 4, & 8 did not disclose weighted average lives of cash flow hedge (3) Weighted average strike price for program floors excludes premiums paid. Swap and floor floating legs a blend of 1m/3m LIBOR, primarily 1m LIBOR. (4) Avg. receive fixed rate including amortization of deferred gains (losses) from terminated cash flow hedges. (5) Uses EOP 3Q20 data latest available when published; Source: SNL Financial, SEC Reporting; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION; TFC excluded given M&A noise Cash-flow Hedge Contribution to NII - 3Q20(1) P e e r 2 P e e r 3 P e e r 6 P e e r 11 P e e r 5 P e e r 1 P e e r 7 P e e r 10 P e e r 8 P e e r 12 P e e r 4 P e e r 9 R F -50 0 50 100 150 200 P e e r 3 P e e r 11 P e e r 2 P e e r 7 P e e r 6 P e e r 5 P e e r 1 P e e r 4 P e e r 8 P e e r 9 P e e r 10 P e e r 12 R F -10% 0% 10% 20% 30% 40% 50% Securities and hedges as % of earning assets(5) Change in AOCI / earning assets 3Q20 vs 2Q19(5) b as is p oi n ts Peer Median 24% Securities Cash Flow Hedges Change in Securities AOCI / Earning Assets Peer Median 49bps Change in Hedge AOCI / Earning Assets WAL remaining on CF Hedges(2)

16 Agency/UST: 1% Agency MBS: 70% Agency CMBS: 23% Non-Agency CMBS: 2% Corporate Bonds: 4% Interest rate exposure of future business and long-term rates (1) 9/30/2020 data latest available; Source: SEC reporting, Call Report data for loan repricing within 1 year; Peers include CFG, CMA, FHN, FITB, HBAN, HWC, KEY, MTB, PNC, SNV, USB, ZION, and TFC. (2) Includes AFS, the unrealized AFS gain, and HTM securities as of 12/31/2020. • The majority of Regions’ residual NII exposure to interest rates comes from future business activities and cash-flow reinvestment; full-year 2021 estimate: • ~$11B fixed-rate loan production (excl. PPP) • ~$5B fixed-rate securities reinvestment • Balance sheet mix is a reasonable proxy for long-end rate sensitivity • Exposure to fixed-rate assets in line with peers (~50% fixed excluding hedges) Securities portfolio composition(2) • Within the securities portfolio, reinvestment and premium amortization contribute to a portion of Regions’ NII exposure to interest rates • Portfolio constructed to protect against lower market rates • ~30% of securities portfolio in bullet-like collateral (CMBS, corporate bonds, and USTs) • Purchase MBS with loan characteristics that offer prepayment protection: lower loan balances, seasoning, and state-specific geographic concentrations • Grew the securities portfolio by ~$3B during 3Q20 in order to deploy elevated cash balances and optimize NII/NIM • MBS-related book premium increased $163M over 2020 as a result of portfolio additions and higher premiums on mortgage securities resulting from the lower rate environment $28.3B P e e r 1 P e e r 2 P e e r 3 P e e r 4 R F P e e r 5 P e e r 6 P e e r 7 P e e r 8 P e e r 9 P e e r 10 P e e r 11 P e e r 12 P e e r 13 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Fixed / float loan mix(1) % Fixed % Variable Peer median = 49%

17 9.3% 0.6% 0.1% (0.1)% (0.1)% 9.8% CET1 Waterfall (1) Non-GAAP; see appendix for reconciliation. (2) Provision expense includes the impact of CECL deferral. (3) Current quarter ratios are estimated. 3Q20 CET1% Pre-tax pre- provision income(1) Common Dividend 4Q20 CET1%(3) Provision expense(2) Tax & Other

Bottom up review informs and narrows COVID-19 high-risk industry sectors (as of December 31, 2020)

GENERATING Consistent Sustainable Long-term Performance

C&I Portfolio	BAL$[1]	% of BAL$	Utilization Rate[2]	Leveraged % of BAL$	SNC % of BAL$	% Deferral	% Criticized
Energy - Oil & Gas Extraction, Oilfield Services, Coal	$1.13b	1.3%	53%	–%	78%	–%	39%
Healthcare - Offices of Physicians and Other Health Practitioners	$0.95b	1.1%	72%	6%	10%	1%	3%
Consumer Services & Travel - Amusement, Arts and Recreation, Personal Care Services, Charter Bus Industry	$0.65b	0.8%	67%	37%	36%	2%	13%
Retail (non-essential) - Furniture & Furnishings, Miscellaneous Store Retailers, Clothing	$0.50b	0.6%	43%	3%	22%	–%	8%
Restaurants - Full Service	$0.71b	0.8%	83%	31%	37%	–%	64%
Total C&I high-risk industry sectors	$3.94b	4.6%	61%	13%	40%	–%	27%

CRE related exposures including unsecured C&I	BAL$[1]	% of BAL$	Utilization Rate[2]	Leveraged % of BAL$	SNC % of BAL$	% Deferral	% Criticized
IRE Hotels - Full service, limited service, extended stay	$0.27b	0.3%	91%	–%	–%	–%	94%
IRE Retail (non-essential) - Inclusive of malls and outlet centers	$0.75b	0.9%	96%	–%	27%	–%	26%
Total CRE-related high-risk industry sectors	$1.02b	1.2%	95%	–%	20%	–%	44%
Total high-risk industry sectors	$4.96b						
Other specifically identified at-risk assets	$0.19b						
Total	$5.15b						

Ongoing Portfolio Surveillance

- Proactive, frequent customer dialogue
- Closely monitoring most vulnerable customers
- Monitoring ratings migration
- Central reporting on enterprise-wide relief initiatives
- Established pandemic-related monitoring
  - Deferral requests
  - Revolver draws

(1) Amounts exclude PPP Loans, Operating Leases and Held For Sale exposure. (2) Borrowing Base Adjusted Commitments, excludes PPP, Operating Leases and Loans Held For Sale.

REGIONS 18

COVID-19 high-risk industry sectors waterfall
($ in billions)

GENERATING Consistent Sustainable Long-term Performance



$6.58
$0.89
$0.19
$(1.90)
$(0.61)
$5.15
9/30/2020 High-Risk Balances
Sector Additions
Specifically Identified Assets
Sector Deletions
Other Activity(1)
12/31/2020 High-Risk Balances

QoQ highlights

- COVID high-risk industries are continuously refined to those exhibiting higher levels of stress due to COVID impact
- Specifically identified at-risk assets not falling into currently flagged sectors were included
- Several sub-sectors were added, including but not limited to:
  - C&I Retail (non-essential)
  - Personal Care Services in Consumer Services & Travel
  - Coal in Energy
- Several sub-sectors were removed, including but not limited to:
  - Religious Organizations
  - Unsecured CRE Hotel and Retail

(1) Other activity includes payments, charge-offs, new loans, moves to held for sale and NAICs changes.

REGIONS 19

20 Other Changes (Model Uncertainty & Portfolio Risk) $2,425 $(94) $(137) $99 $2,293 Allowance for credit losses waterfall Changes in Economic Outlook Net Charge- Offs 12/31/2020 • 4Q ending allowance was down ~$132M due to stabilization in economic outlook and improved credit performance, charge-offs previously provided for, and the impact of active portfolio management strategies • The benefits of an improving economic outlook were partially offset by increases to qualitative factors QoQ highlights ($ in millions) 9/30/2020

21 Pre-R&S period 4Q2020 1Q2021 2Q2021 3Q2021 4Q2021 1Q2022 2Q2022 3Q2022 4Q2022 Real GDP, annualized % change 3.4% 0.5% 1.6% 5.0% 5.3% 3.9% 2.9% 2.4% 2.4 % Unemployment rate 6.8% 6.6% 6.4% 6.1% 5.8% 5.4% 5.2% 5.0% 4.9 % HPI, year-over-year % change 7.2% 7.2% 6.8% 5.4% 3.8% 3.1% 3.0% 2.9% 3.0 % S&P 500 3,579 3,705 3,755 3,803 3,850 3,900 3,944 3,988 4,028 Base R&S economic outlook (as of December 11, 2020) • Economic forecasts represent Regions’ internal outlook for the economy over the reasonable & supportable forecast period. • Given uncertainty in the path of the economic recovery, management developed alternative analytics to support qualitative additions to our modeled results.

22 As of 9/30/20 As of 12/31/20 Balances w/ deferral ($ in millions) Deferral as % of total Balances w/ deferral ($ in millions) Deferral as % of total Mortgage (portfolio only) $924 6% $551 3% Home Equity 49 1% 27 —% Vehicles(1) 11 1% 5 1% Indirect-Other Consumer 25 1% 15 1% Credit Card 6 1% 3 —% Other Consumer 9 1% 4 —% Total Consumer 1,024 3% 605 2% Total Business(2) 468 1% 85 —% Total $1,492 2% $690 1% (1) Indirect vehicles deferral metrics include Dealer Financial Services and Direct auto only. (2) Business loan deferral metrics include Ascentium Capital. Customer Loan Modifications Supporting our customers • 57% of active mortgage deferral balances as of 12/31/20 are due to GNMA repurchases • As of 12/31/20, greater than 95% of loan balances previously on deferral are current or less than 30 days past due • Through December, and excluding mortgage, second deferral requests on consumer products total $25M Highlights

23 As of 12/31/20 As of 9/30/20 (in millions) Loan Balance ACL ACL/Loans Loan Balance ACL ACL/Loans C&I $42,870 $1,027 2.40% $45,199 $1,119 2.48 % CRE-OO mortgage 5,405 242 4.47% 5,451 247 4.53 % CRE-OO construction 300 24 7.98% 305 22 7.16 % Total commercial $48,575 $1,293 2.66% $50,955 $1,388 2.72 % IRE mortgage 5,394 167 3.10% 5,598 165 2.94 % IRE construction 1,869 30 1.58% 1,984 30 1.53 % Total IRE $7,263 $197 2.71% $7,582 $195 2.57 % Residential first mortgage 16,575 155 0.94% 16,195 153 0.94 % Home equity lines 4,539 122 2.69% 4,753 131 2.75 % Home equity loans 2,713 33 1.23% 2,839 38 1.34 % Indirect-vehicles 934 19 2.04% 1,120 26 2.38 % Indirect-other consumer 2,431 241 9.92% 2,663 258 9.70 % Consumer credit card 1,213 161 13.30% 1,189 162 13.59 % Other consumer 1,023 72 7.01% 1,063 74 6.95 % Total consumer $29,428 $803 2.73% $29,822 $842 2.82 % Total $85,266 $2,293 2.69% $88,359 $2,425 2.74 % Government guaranteed PPP loans 3,624 1 — 4,594 — — Total, excluding PPP loans(1) $81,642 $2,292 2.81% $83,765 $2,425 2.90 % Allowance Allocation (1) Non-GAAP; see appendix for reconciliation. Note - All PPP loans are included in C&I. Excluding PPP loans from that category would increase the ACL ratio for C&I loans to 2.61%.

Commercial & IRE loans

GENERATING Consistent Sustainable Long-term Performance

As of 12/31/20 ($ in millions)	Total Commitments	Outstanding Balances	% Utilization
Administrative, Support, Waste & Repair	$2,622	$1,605	61%
Agriculture	756	424	56%
Educational Services	3,907	3,055	78%
Energy - Oil, Gas & Coal	4,013	1,676	42%
Financial Services	9,321	4,416	47%
Government & Public Sector	3,528	2,907	82%
Healthcare	6,609	4,141	63%
Information	2,795	1,699	61%
Professional, Scientific & Technical Services	4,061	2,467	61%
Real Estate	14,741	7,285	49%
Religious, Leisure, Personal & Non-Profit Services	2,776	1,966	71%
Restaurant, Accommodation & Lodging	2,537	2,196	87%
Retail Trade	4,756	2,578	54%
Transportation & Warehousing	4,146	2,731	66%
Utilities	4,587	1,829	40%
Wholesale	6,353	3,050	48%
Manufacturing	8,771	4,555	52%
Other[(1)]	264	(5)	N/A
Total Commercial	$86,543	$48,575	56%
Land	$131	$98	75%
Single-Family/Condo	1,564	715	46%
Hotel	296	268	91%
Industrial	970	841	87%
Office	2,154	1,890	88%
Retail	779	749	96%
Multi-Family	3,224	1,916	59%
Other[(1)]	985	786	80%
Total Investor Real Estate	$10,103	$7,263	72%

- The outstanding balance for Real Estate within the Commercial section reflects $2,218M of Real Estate Services & Construction loans as well as $5,067M of combined CRE-Unsecured which includes REITs:
  - Hotel REITs total $606M in balances with $824M in commitments
  - Retail REITs total $1,210M in balances and $2,802M in commitments
- Commitments to make commitments are not included
- Utilization % presented incorporates all loan structures in the portfolio; utilization on revolving line structures was ~39.9% at 12/31/2020

(1) Contains balances related to non-classifiable and invalid business industry codes offset by payments in process and fee accounts that are not available at the loan level.

REGIONS 24

25 19% 15% 10% 10% 9% 9% 7% 7% 14% Professional Services 19% Information 15% Healthcare 10% Manufacturing 10% Religious, Leisure, Personal & Non-Profit Services 9% Wholesale 9% Financial Services 7% Restaurant, Accommodation & Lodging 7% Other 14% (Portfolios <7% of total) $5.4B Leveraged Balances by Industry Leveraged portfolio (outstanding balances as of December 31, 2020) (1) As measured against TCE. Moody’s Investor Services – “Regional banks’ leveraged loan exposures are modest but growing” • Not a strategic growth objective; used to support client relationships • Enhanced centralized underwriting, servicing, and credit adjudication • Very limited participation in the highest risk segments of leveraged loans - Covenant Lite & Term Loan B • Approximately 80% of leveraged loans outstanding are also SNCs Important Factors • Regions Leveraged Lending Definition - $5.4B in balances a.Commitments are $9.4M b.Leverage exceeds 3x senior debt; 4x total debt c. Includes investment & non-investment grade loans • Moody’s 2018 Regional Bank Survey Definition(1) - $2.7B in outstanding balances a.Regions’ leveraged lending exposure just below the peer average(1) Leverage Definition

26 11% 8% 7% 7% 7% 6%6% 48% Financial Services 11% Energy 8% Retail 7% Manufacturing 7% Information 7% Wholesale 6% Healthcare 6% Other 48% (Portfolios <6% of total) $18.3B Shared National Credit Balances by Industry SNC portfolio (outstanding balances as of December 31, 2020) • • Diverse industry mix • 34% of balances are investment grade • 24% of balances are leveraged • 26% of balances are sponsor-backed • 10% of SNC balances are criticized Portfolio Characteristics

Energy lending

GENERATING Consistent Sustainable Long-term Performance

($ in millions)	# of Clients [1]	Total Commitments	Outstanding Balances	% Utilization	$ Criticized	% Criticized
	As of 12/31/20					
Oilfield services and supply (OFS)[2]	148	$449	$289	64%	$66	23%
Exploration and production (E&P)[2]	100	1,391	787	57%	346	44%
Midstream	25	1,527	485	32%	135	28%
Downstream	12	341	48	14%	-	—%
Other[3]	9	295	57	19%	30	53%
PPP Loans	112	10	10	100%	-	—%
Total direct	406	$4,013	$1,676	42%	$577	34%

- Energy commitments and outstandings reduced by 15% and 23%, respectively, in 2020
- $136M in total energy charge-offs through 12/31/20 of which $113M are related to pre-2016 originations for borrowers unable to refinance prior to the March 2020 collapse in oil prices
- 11.3% allocated reserve for COVID-19 high-risk energy loans[2] (ex-PPP); 8.8% allocated reserve for total direct (ex-PPP)
- Direct energy loans that are on non-accrual status are 7% of energy loans at 12/31/20
- No leveraged loans within the direct energy related balances; no second lien or subordinate structures
- Includes $1.18B in COVID-19 high-risk industry sectors for December 31, 2020.

- Oil prices have rebounded from all-time lows seen in April 2020, but oversupply conditions persist; prices unlikely to rise significantly until consumer demand recovers
- While lower volumes have translated into lower cash flows during 2H20, midstream has performed well to date with nominal risk rating migration and no charge-offs; multiple midstream clients accessed the capital markets during 4Q20
- Hedge positions are adequate for oil producers and strong for natural gas producers. Average oil hedge position of 54% and 20% of proved developed producing reserves (PDP) for 2021 and 2022, respectively with natural gas hedged at 87% and 54% of PDP for the same periods. Clients are hedging into oil price rallies and we saw increased activity the week of January 4 when oil prices rose above $50/bbl

REGIONS 27

(1) Represents the number of clients with loan balances outstanding. (2) OFS, E&P, Coal and other specifically identified assets are designated as COVID-19 high-risk portfolios. (3) Other category is primarily related to Bituminous Coal Mining.

28 $ (M ill io ns ) 1Q2015 4Q2020 E& P Oil fie ld Se rvi ce s Mi ds tre am Do wn str ea m Ot he r PP P L oa ns $0 $300 $600 $900 $1,200 $1,500 Energy lending (continued) Balances by Category Gross Losses *Other Losses include losses to MLP funds as well as losses related to coal. $ (M ill io ns ) $0.0 $28.5 $36.7 $75.1 $33.0 $6.0 $135.9 E&P Oilfield Services Midstream Downstream Other* 20 14 20 15 20 16 20 17 20 18 20 19 20 20 $0 $20 $40 $60 $80 $100 $120 $140

Restaurant lending

GENERATING Consistent Sustainable Long-term Performance

As of 12/31/20						
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% of Outstanding Criticized*
Quick Service	13,188	$1,374	$1,127	82%	$98	9%
Casual Dining	30	488	429	88%	389	91%
Other	22	148	120	81%	97	81%
PPP Loans	2,475	347	347	100%	—	—%
Total Restaurants	15,715	$2,357	$2,023	86%	$584	29%

- In Restaurant lending, we are focused on Quick Serve and Fast Casual managed in Commercial Banking.
- Our exposure to Casual Dining continues to reduce as reflected in the $63M decline in outstandings in that sector compared to YE 2019.
- $705M balances of full-service and other specifically identified assets reflect COVID-19 high-risk loans; 11.5% allocated reserve (ex-PPP); 8.2% allocated reserve to total restaurant balances (ex-PPP)

- Charge-offs were $21M in 2019 and are $40M 2020
- 19% of Restaurant Outstandings are leveraged

$173M of balances and $180M of commitments relating primarily to Traveler Accommodations have been excluded from the Restaurant totals and are reflected in the Hotel related exposure.
*Represents the number of clients with loan balances outstanding.

REGIONS 29

30 As of 12/31/20 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % of Outstanding Criticized CRE-Unsecured (REITs) 11 $824 $606 74% $602 99% IRE – Mortgage 15 216 202 94% 187 93% IRE – Construction 3 80 66 83% 66 100% Consumer Services 3,594 147 140 95% 7 5% PPP Loans 313 33 33 100% — —% Total Hotel related 3,936 $1,300 $1,047 81% $862 82% Hotel lending •CRE – Unsecured outstanding balance is comprised of 11 REIT customers •55% of total hotel related loans are SNCs •The REIT portfolio benefits from low leverage, strong liquidity, and diversity of property holdings. Companies have also taken proactive steps to reduce CAPEX, cut dividends, and reduce overhead to preserve cash. •Includes $0.29B in COVID-19 high-risk industry sectors for December 31, 2020. *Represents the number of clients with loan balances outstanding Consumer services represents amounts relating primarily to Traveler Accommodations that have been excluded from the Restaurant totals and are reflected in the Hotel related exposure

Commercial retail lending

GENERATING Consistent Sustainable Long-term Performance

	As of 12/31/20					
($ in millions)	*# of Clients**	*Total Commitments*	*Outstanding Balances*	*% Utilization*	*$ Criticized*	*% Criticized*
CRE-Unsecured (REITs)	26	$2,802	$1,210	43%	$0	—%
IRE	146	779	749	96%	194	26%
C&I:	22,780	2,577	1,254	49%	25	2%
Leveraged	13	269	155	58%	—	—%
Not Leveraged	22,767	2,308	1,099	48%	25	2%
CRE-OO	862	804	760	95%	25	3%
ABL	21	1,111	300	27%	110	37%
PPP Loans	4,385	264	264	100%	—	—%
Total Retail (1)	28,220	$8,337	$4,537	54%	$354	8%

- Approximately $319M of outstanding balances across the REIT and IRE portfolios relate to shopping malls and outlet centers, comprised of ~$198M Class A and ~$121M Class B/C.
- Portfolio exposure to REITs specializing in enclosed malls consists of a small number of credits.
  - 30% of balances are Investment Grade with low leverage
- IRE portfolio is widely distributed; largest tenants typically include 'basic needs' anchors. At the outset of the pandemic in 2Q, almost all of IRE Retail downgraded to Criticized due to low rent collections and concern over tenant viability over the longer term. With reopening of many parts of the retail economy, rent collections have surprised to the upside, and 74% of the Retail IRE portfolio is now rated Pass.
- ABL portfolio is collateralized primarily by inventory and accounts receivable
- C&I retail portfolio is also widely distributed; largest categories include:
  - Motor vehicle & parts dealers ~$360M outstanding to ~1,500 clients
  - Gasoline stations ~$270M to ~1,600 clients
  - Building materials, garden equipment & supplies ~$100M outstanding to ~750 clients
  - Non-store retailers ~$80M outstanding to ~400 clients
- CRE-OO portfolio consists primarily of small strip malls and convenience stores and is largely term loans where a higher utilization rate is expected
- Includes $1.30B in COVID-19 high-risk industry sectors for December 31, 2020.

Securities portfolio includes ~$485 million (net of defeased loans) of post-financial crisis issued AAA rated CMBS with exposure to retail within the diversified collateral pool; protected with 52% credit enhancement (defease adjusted), and losses expected to be de minimis in severely adverse scenario; portfolio also includes ~$83 million in retail related high quality, investment grade corporate bonds

(1) Does not include $1 million of retail related held for sale and operating leases. *Represents the number of clients with loan balances outstanding.

REGIONS 31

32 Religious, Leisure, Personal & Non- Profit Services lending 53 As of 12/31/20 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % Criticized Amusement, Gambling & Recreation 1,262 $565 $382 68% $35 9% Religious Organizations 4,605 435 291 67% 15 5% Death Care Services 259 274 170 62% 0 —% Arts, Entertainment & Recreation 875 263 170 65% 27 16% Business, Professional, Labor, Political & Similar Organizations 574 190 146 77% 1 1% Community Housing Services 920 173 140 81% 16 11% Social Assistance 725 135 65 48% 5 8% Civic & Social Organizations 353 106 79 75% 4 5% Other 5,046 382 270 71% 18 7% PPP Loans 6,142 253 253 100% 0 —% Total Religious, Leisure, Personal, & Nonprofit 20,761 $2,776 $1,966 71% $121 6% •24% of balances are leveraged •24% of balances are SNCs •9% of balances are investment grade •Includes $0.64B in COVID-19 high-risk industry sectors for December 31, 2020. *Represents the number of clients with loan balances outstanding

33 As of 12/31/20 ($ in millions) # of Clients* Total Commitments Outstanding Balances % Utilization $ Criticized % Criticized Facilities 2,455 $2,185 $1,244 57% $6 —% Patient Based Providers 8,687 1,813 1,326 73% 62 5% Goods & Services 1,297 2,065 1,025 50% 22 2% REITs — 3 0 —% 0 —% IRE 96 852 668 78% 33 5% PPP 4,763 546 546 100% 0 —% Total Healthcare 17,298 $7,464 $4,809 64% $123 3% Healthcare lending •11% of balances are leveraged •22% of balances are SNCs •21% of balances are investment grade •Includes $0.97B in COVID-19 high-risk industry sectors for December 31, 2020. *Represents the number of clients with loan balances outstanding

34 14% 13% 10% 9% 9% 8% 8% 8% 21% Healthcare 14% Real Estate 13% Transportation & Warehousing 10% Professional, Scientific & Technical Services 9% Retail Trade 9% Restaurant, Accommodation & Lodging 8% Administrative, Support, Waste & Repair 8% Manufacturing 8% Other 21% (Portfolios <8% of total) 29% 10% 10%7% 7% 37% Florida 29% Alabama 10% Tennessee 10% Georgia 7% Texas 7% Other 37% (States <6% of total) Balances by Industry Loans to Small Business and Small Farms (outstanding balances as of December 31, 2020) Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $241M of HFS • Loans to Small Businesses are loans with original amounts of $1 million or less while Loans to Small Farms are loans with original amounts of $500 thousand or less • Includes $2.2B of the $4.4B SBA loans (including PPP) Portfolio Characteristics $7.4B Balances by State $7.4B

35 • 82% are PPP Loans, 12% are 7(a) Program Loans; 6% are 504 Program Loans • $2.2B fall into the Loans to Small Business and Small Farms • 95% are wholly or partially guaranteed by the US Government 14% 13% 12% 11%10% 8% 8% 24% Healthcare 14% Manufacturing 13% Real Estate 12% Restaurant, Accommodation & Lodging 11% Professional, Scientific 10% Retail Trade 8% Religious, Leisure 8% Other 24% (Portfolios <8% of total) $4.4B Balances by Industry SBA loans (outstanding balances as of December 31, 2020) The 7(a) Program loans can be used to buy a business or obtain working capital. The 504 Program loans provide commercial real estate financing for owner-occupied properties. Loans to Small Business and Small Farms are defined consistent with the RC-C, Part II Call Report Instructions Does not include $0.1M of HFS Portfolio Characteristics 29% 14% 11% 10% 10% 26% Florida 29% Alabama 14% Tennessee 11% Georgia 10% Texas 10% Other 26% (States <9% of total) $4.4B Balances by State

36 Consumer lending portfolio statistics Residential Mortgage • Avg. origination FICO 749 • Current LTV 60% • 97% owner occupied Home Equity • Avg. origination FICO 754 • Current LTV 43% • Only $68.8M of resets through 2021 • 69% of portfolio is 1st lien • Avg. loan size $38,139 Other Consumer Unsecured • Avg. origination FICO 737 • Avg. new loan $8,650 Consumer Third Party Lending • Avg. origination FICO 754 • Avg. new line $25,253 • 49% home improvement loans • 4Q20 Yield 7.74% • 4Q20 QTD NCO 2.95% Consumer Credit Card • Avg. origination FICO 769 • Avg. new line $4,832 • 4Q20 Yield 12.40%% • 4Q20 QTD NCO 3.02% 4% 5% 4% 6% 11% 7% 9% 17% 11% 78% 63% 75% 3% 4% 3% Cons R/E secured Cons non-R/E secured Total consumer Not Available Above 720 620-680 Below 620 681-720 Consumer FICO Scores(1) (1) Refreshed FICO scores as of 12/31/2020.

37 • Regions is continuing to make progress toward all LIBOR Transition goals and objectives under the assumption of a LIBOR cessation date at year- end 2021 and is operationally ready to offer SOFR based bilateral commercial loans and ARMs. • Regions is closely monitoring developments and announcements by the Official Sector on the formal cessation of LIBOR and may reevaluate plans accordingly. Cross functional team • Corporate Banking Group • Consumer Banking Group • Private Wealth Mgt. • Capital Markets • Ops & Tech • Finance • Risk Topics • Loan origination process • System updates • Derivative systems • Business deposits • New swap arrangements LIBOR transition Four pillars of execution How do we adjust existing platforms and prepare to offer a new rate(s)? Core Products & Integration Cross functional team • Strategic Planning • Treasury • Accounting • Finance • Capital Markets • Corporate Banking Group • Consumer Banking Group • Ops & Tech • Risk Topics • Financial forecasting • Loan pricing • Financial objectives • Corporate hedging Cross functional team • Corporate Banking Group • Consumer Banking Group • Private Wealth Mgt. • Capital Markets • Risk Testing Organization • Legal • Ops & Tech Topics • Tech solutions to search & catalog LIBOR Contracts • Regions360 approach (clients w/ multiple products) • Update fallback language Cross functional team • Corporate Banking Group • Consumer Banking Group • Private Wealth Mgt. • Capital Markets • Marketing • Investor Relations • Learning & Development • Legal • Corporate Communications Topics • Client education • Associate training • External communication • Disclosures Financial Strategy & Forecasting How will we treat existing contracts and incorporate industry fallback language? When and how do we communicate effectively to all stakeholders? Contracts Communications How do we forecast for the transition and measure its impact over time?

38 Management uses pre-tax pre-provision income (non-GAAP) and adjusted pre-tax pre-provision income (non-GAAP), as well as the adjusted efficiency ratio (non-GAAP) and the adjusted fee income ratio (non-GAAP) to monitor performance and believes these measures provide meaningful information to investors. Non-interest expense (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest expense (non-GAAP), which is the numerator for the efficiency ratio. Non-interest income (GAAP) is presented excluding certain adjustments to arrive at adjusted non-interest income (non-GAAP), which is the numerator for the fee income ratio. Adjusted non-interest income (non-GAAP) and adjusted non-interest expense (non- GAAP) are used to determine adjusted pre-tax pre-provision income (non-GAAP). Net interest income (GAAP) on a taxable-equivalent basis and non-interest income are added together to arrive at total revenue on a taxable-equivalent basis. Adjustments are made to arrive at adjusted total revenue on a taxable-equivalent basis (non-GAAP), which is the denominator for the fee income and efficiency ratios. Regions believes that the exclusion of these adjustments provides a meaningful base for period-to-period comparisons, which management believes will assist investors in analyzing the operating results of the Company and predicting future performance. These non-GAAP financial measures are also used by management to assess the performance of Regions’ business. It is possible that the activities related to the adjustments may recur; however, management does not consider the activities related to the adjustments to be indications of ongoing operations. Regions believes that presentation of these non-GAAP financial measures will permit investors to assess the performance of the Company on the same basis as that applied by management. The allowance for credit losses (ACL) as a percentage of total loans is an important ratio, especially during periods of economic stress. Management believes this ratio provides investors with meaningful additional information about credit loss allowance levels when the impact of SBA's Paycheck Protection Program loans, which are fully backed by the U.S. government, and any related allowance are excluded from total loans and total allowance which are the denominator and numerator, respectively, used in the ACL ratio. This adjusted ACL ratio represents a non-GAAP financial measure. Tangible common stockholders’ equity ratios have become a focus of some investors and management believes they may assist investors in analyzing the capital position of the Company absent the effects of intangible assets and preferred stock. Analysts and banking regulators have assessed Regions’ capital adequacy using the tangible common stockholders’ equity measure. Because tangible common stockholders’ equity is not formally defined by GAAP or prescribed in any amount by federal banking regulations it is currently considered to be a non- GAAP financial measure and other entities may calculate it differently than Regions’ disclosed calculations. Since analysts and banking regulators may assess Regions’ capital adequacy using tangible common stockholders’ equity, management believes that it is useful to provide investors the ability to assess Regions’ capital adequacy on this same basis. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP. In particular, a measure of earnings that excludes selected items does not represent the amount that effectively accrues directly to stockholders. Management and the Board of Directors utilize non-GAAP measures as follows: • Preparation of Regions' operating budgets • Monthly financial performance reporting • Monthly close-out reporting of consolidated results (management only) • Presentation to investors of company performance Non-GAAP information

Non-GAAP reconciliation: adjusted average loans

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Average Balances					4Q20 vs. 3Q20		4Q20 vs. 4Q19	
	4Q20	3Q20	2Q20	1Q20	4Q19				
Commercial and industrial	$ 43,889	$ 46,405	$ 49,296	$ 40,519	$ 39,743	$ (2,516)	(5.4)%	$ 4,146	10.4 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted commercial and industrial loans (non-GAAP)	$ 39,509	$ 41,608	$ 45,844	$ 40,519	$ 39,743	$ (2,099)	(5.0)%	$ (234)	(0.6)%
Total commercial loans	$ 49,597	$ 52,221	$ 55,100	$ 46,351	$ 45,589	$ (2,624)	(5.0)%	$ 4,008	8.8 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted total commercial loans (non-GAAP)	$ 45,217	$ 47,424	$ 51,648	$ 46,351	$ 45,589	$ (2,207)	(4.7)%	$ (372)	(0.8)%
Total business loans	$ 57,045	$ 59,519	$ 62,119	$ 52,999	$ 51,974	$ (2,474)	(4.2)%	$ 5,071	9.8 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Adjusted total business loans (non-GAAP)	$ 52,665	$ 54,722	$ 58,667	$ 52,999	$ 51,974	$ (2,057)	(3.8)%	$ 691	1.3 %
Total consumer loans	$ 29,619	$ 29,851	$ 29,845	$ 30,250	$ 30,418	$ (232)	(0.8)%	$ (799)	(2.6)%
Less: Indirect-other consumer exit portfolio	1,164	1,318	1,493	1,696	1,841	(154)	(11.7)%	(677)	(36.8)%
Less: Indirect—vehicles	1,023	1,223	1,441	1,679	1,948	(200)	(16.4)%	(925)	(47.5)%
Adjusted total consumer loans (non-GAAP)	$ 27,432	$ 27,310	$ 26,911	$ 26,875	$ 26,629	$ 122	0.4 %	$ 803	3.0 %
Total loans	$ 86,664	$ 89,370	$ 91,964	$ 83,249	$ 82,392	$ (2,706)	(3.0)%	$ 4,272	5.2 %
Less: Commercial loans transferred to held for sale	237	239	239	—	—	(2)	(0.8)%	237	NM
Less: SBA PPP Loans	4,143	4,558	3,213	—	—	(415)	(9.1)%	4,143	NM
Less: Indirect-other consumer exit portfolio	1,164	1,318	1,493	1,696	1,841	(154)	(11.7)%	(677)	(36.8)%
Less: Indirect—vehicles	1,023	1,223	1,441	1,679	1,948	(200)	(16.4)%	(925)	(47.5)%
Adjusted total loans (non-GAAP)	$ 80,097	$ 82,032	$ 85,578	$ 79,874	$ 78,603	$ (1,935)	(2.4)%	$ 1,494	1.9 %

Regions 39

Non-GAAP reconciliation: adjusted ending loans

GENERATING Consistent Sustainable Long-term Performance

	As of								
						12/31/2020 vs. 9/30/2020		12/31/2020 vs. 12/31/2019	
($ amounts in millions)	12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019				
Commercial and industrial	$ 42,870	$ 45,199	$ 47,670	$ 45,388	$ 39,971	$ (2,329)	(5.2)%	$ 2,899	7.3 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted commercial and industrial loans (non-GAAP)	$ 39,246	$ 40,366	$ 42,933	$ 45,388	$ 39,971	$ (1,120)	(2.8)%	$ (725)	(1.8)%
Total commercial loans	$ 48,575	$ 50,955	$ 53,475	$ 51,247	$ 45,839	$ (2,380)	(4.7)%	$ 2,736	6.0 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted total commercial loans (non-GAAP)	$ 44,951	$ 46,122	$ 48,738	$ 51,247	$ 45,839	$ (1,171)	(2.5)%	$ (888)	(1.9)%
Total business loans	$ 55,838	$ 58,537	$ 60,604	$ 58,110	$ 52,396	$ (2,699)	(4.6)%	$ 3,442	6.6 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Adjusted total business loans (non-GAAP)	$ 52,214	$ 53,704	$ 55,867	$ 58,110	$ 52,396	$ (1,490)	(2.8)%	$ (182)	(0.3)%
Total consumer loans	$ 29,428	$ 29,822	$ 29,944	$ 29,988	$ 30,567	$ (394)	(1.3)%	$ (1,139)	(3.7)%
Less: Indirect-other consumer exit portfolio (2)	1,101	1,240	1,406	1,591	1,799	(139)	(11.2)%	(698)	(38.8)%
Less: Indirect—vehicles	934	1,120	1,331	1,557	1,812	(186)	(16.6)%	(878)	(48.5)%
Adjusted total consumer loans (non-GAAP)	$ 27,393	$ 27,462	$ 27,207	$ 26,840	$ 26,956	$ (69)	(0.3)%	$ 437	1.6 %
Total loans	$ 85,266	$ 88,359	$ 90,548	$ 88,098	$ 82,963	$ (3,093)	(3.5)%	$ 2,303	2.8 %
Less: Commercial loans transferred to held for sale(1)	—	239	239	—	—	(239)	(100.0)%	—	NM
Less: SBA PPP Loans	3,624	4,594	4,498	—	—	(970)	(21.1)%	3,624	NM
Less: Indirect-other consumer exit portfolio (2)	1,101	1,240	1,406	1,591	1,799	(139)	(11.2)%	(698)	(38.8)%
Less: Indirect—vehicles	934	1,120	1,331	1,557	1,812	(186)	(16.6)%	(878)	(48.5)%
Adjusted ending total loans (non-GAAP)	$ 79,607	$ 81,166	$ 83,074	$ 84,950	$ 79,352	$ (1,559)	(1.9)%	$ 255	0.3 %

REGIONS 40

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Quarter Ended 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19	
Non-interest expense (GAAP)	A	$ 987	$ 896	$ 924	$ 836	$ 897	$ 91	10.2 %	$ 90	10.0 %
Adjustments:										
Contribution to the Regions Financial Corporation foundation		(10)	—	—	—	—	(10)	NM	(10)	NM
Branch consolidation, property and equipment charges		(7)	(3)	(10)	(11)	(12)	(4)	(133.3)%	5	41.7 %
Salary and employee benefits—severance charges		(26)	(2)	(2)	(1)	—	(24)	NM	(26)	NM
Loss on early extinguishment of debt		(14)	(2)	(6)	—	(16)	(12)	NM	2	12.5 %
Professional, legal and regulatory expenses		—	—	(7)	—	—	—	NM	—	NM
Acquisition expenses		—	—	(1)	—	—	—	NM	—	NM
Adjusted non-interest expense (non-GAAP)	B	$ 930	$ 889	$ 898	$ 824	$ 869	$ 41	4.6 %	$ 61	7.0 %
Net interest income (GAAP)	C	$ 1,006	$ 988	$ 972	$ 928	$ 918	$ 18	1.8 %	88	9.6 %
Taxable-equivalent adjustment		11	12	13	12	13	(1)	(8.3)%	(2)	(15.4)%
Net interest income, taxable-equivalent basis	D	$ 1,017	$ 1,000	$ 985	$ 940	$ 931	$ 17	1.7 %	$ 86	9.2 %
Non-interest income (GAAP)	E	680	655	573	485	562	25	3.8 %	118	21.0 %
Adjustments:										
Securities (gains) losses, net		—	(3)	(1)	—	2	3	100.0 %	(2)	(100.0)%
Valuation gain on equity investment		(6)	(44)	—	—	—	38	86.4 %	(6)	NM
Leveraged lease termination gains		—	—	—	(2)	—	—	NM	—	NM
Bank owned life insurance		(25)	—	—	—	—	(25)	NM	(25)	NM
Adjusted non-interest income (non-GAAP)	F	$ 649	$ 608	$ 572	$ 483	$ 564	41	6.74 %	85	15.1 %
Total revenue	C+E=G	$ 1,686	$ 1,643	$ 1,545	$ 1,413	$ 1,480	$ 43	2.6 %	$ 206	13.9 %
Adjusted total revenue (non-GAAP)	C+F=H	$ 1,655	$ 1,596	$ 1,544	$ 1,411	$ 1,482	$ 59	3.7 %	$ 173	11.7 %
Total revenue, taxable-equivalent basis	D+E=I	$ 1,697	$ 1,655	$ 1,558	$ 1,425	$ 1,493	$ 42	2.5 %	$ 204	13.7 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	D+F=J	$ 1,666	$ 1,608	$ 1,557	$ 1,423	$ 1,495	$ 58	3.6 %	$ 171	11.4 %
Efficiency ratio (GAAP)	A/I	58.1 %	54.1 %	59.4 %	58.6 %	60.1 %				
Adjusted efficiency ratio (non-GAAP)	B/J	55.8 %	55.3 %	57.7 %	57.9 %	58.1 %				
Fee income ratio (GAAP)	E/I	40.1 %	39.6 %	36.8 %	34.0 %	37.6 %				
Adjusted fee income ratio (non-GAAP)	F/J	38.9 %	37.8 %	36.8 %	34.0 %	37.7 %				

NM - Not Meaningful

REGIONS 41

Non-GAAP reconciliation: NII, non-interest income/expense, operating leverage and efficiency ratio

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)		Year Ended 2020	2019	2020 vs. 2019	
Non-interest expense (GAAP)	K	$ 3,643	$ 3,489	154	4.4 %
Adjustments:					
Contribution to the Regions Financial Corporation foundation		(10)	—	(10)	NM
Branch consolidation, property and equipment charges		(31)	(25)	(6)	(24.0)%
Salary and employee benefits—severance charges		(31)	(5)	(26)	NM
Loss on early extinguishment of debt		(22)	(16)	(6)	37.5 %
Professional, legal and regulatory expenses		(7)	—	(7)	NM
Acquisition expenses		(1)	—	(1)	NM
Adjusted non-interest expense (non-GAAP)	L	$ 3,541	$ 3,443	$ 98	2.8 %
Net interest income (GAAP)	M	$ 3,894	$ 3,745	149	4.0 %
Taxable-equivalent adjustment		48	53	(5)	(9.4)%
Net interest income, taxable-equivalent basis	N	$ 3,942	$ 3,798	$ 144	3.8 %
Non-interest income (GAAP)	O	$ 2,393	$ 2,116	277	13.1 %
Adjustments:					
Securities (gains) losses, net		(4)	28	(32)	(114.3)%
Valuation gain on equity investment		(50)	—	(50)	NM
Leveraged lease termination gains		(2)	(1)	(1)	(100.0)%
Bank owned life insurance		(25)	—	(25)	NM
Gain on sale of affordable housing residential mortgage loans		—	(8)	8	100.0 %
Adjusted non-interest income (non-GAAP)	P	$ 2,312	$ 2,135	$ 177	8.3 %
Total revenue	M+O=Q	$ 6,287	$ 5,861	$ 426	7.3 %
Adjusted total revenue (non-GAAP)	M+P=R	$ 6,206	$ 5,880	$ 326	5.5 %
Total revenue, taxable-equivalent basis	N+O=S	$ 6,335	$ 5,914	$ 421	7.1 %
Adjusted total revenue, taxable-equivalent basis (non-GAAP)	N+P=T	$ 6,254	$ 5,933	$ 321	5.4 %
Operating leverage ratio (GAAP)	S-K				2.7 %
Adjusted operating leverage ratio (non-GAAP)	T-L				2.6 %
Efficiency ratio (GAAP)	K/S	57.5 %	59.0 %		
Adjusted efficiency ratio (non-GAAP)	L/T	56.6 %	58.0 %		
Fee income ratio (GAAP)	O/S	37.8 %	35.8 %		
Adjusted fee income ratio (non-GAAP)	P/T	37.0 %	36.0 %		

NM - Not Meaningful

REGIONS 42

43 Non-GAAP reconciliation: non-interest expense Year Ended December 31 ($ amounts in millions) 2020 2019 2018 2017 2016 Non-interest expense (GAAP) $ 3,643 $ 3,489 $ 3,570 $ 3,491 $ 3,483 Adjustments: Contribution to Regions Financial Corporation foundation (10) — (60) (40) — Professional, legal and regulatory expenses (7) — — — (3) Branch consolidation, property and equipment charges (31) (25) (11) (22) (58) Expenses associated with residential mortgage loan sale — — (4) — — Loss on early extinguishment of debt (22) (16) — — (14) Salary and employee benefits—severance charges (31) (5) (61) (10) (21) Acquisition Expense (1) — — — — Adjusted non-interest expense (non-GAAP) $ 3,541 $ 3,443 $ 3,434 $ 3,419 $ 3,387

44 Non-GAAP reconciliation: ACL/Loans excluding PPP As of ($ amounts in millions) 12/31/2020 9/30/2020 6/30/2020 3/31/2020 12/31/2019 Total Loans $ 85,266 $ 88,359 $ 90,548 $ 88,098 $ 82,963 Less: SBA PPP Loans 3,624 4,594 4,498 — — Loans excluding PPP, net (non- GAAP) $ 81,642 $ 83,765 $ 86,050 $ 88,098 $ 82,963 ACL at period end $ 2,293 $ 2,425 $ 2,425 $ 1,665 $ 914 Less: SBA PPP Loans ACL $ 1 $ — $ — $ — $ — ACL excluding PPP Loans ACL $ 2,292 $ 2,425 $ 2,425 $ 1,665 $ 914 ACL/Loans excluding PPP, net (non-GAAP) 2.81% 2.90% 2.82% 1.89% 1.10%

Non-GAAP reconciliation: Pre-tax pre-provision income (PPI)

GENERATING Consistent Sustainable Long-term Performance

($ amounts in millions)	Quarter Ended 12/31/2020	9/30/2020	6/30/2020	3/31/2020	12/31/2019	4Q20 vs. 3Q20		4Q20 vs. 4Q19	
Net income (loss) available to common shareholders (GAAP)	$ 588	$ 501	$ (237)	$ 139	$ 366	$ 87	17.4 %	$ 222	60.7 %
Preferred dividends (GAAP)	28	29	23	23	23	(1)	(3.4)%	5	21.7 %
Income tax expense (benefit) (GAAP)	121	104	(47)	42	98	17	16.3 %	23	23.5 %
Income (loss) before income taxes (GAAP)	737	634	(261)	204	487	103	16.2 %	250	51.3 %
Provision (credit) for credit losses (GAAP)	(38)	113	882	373	96	(151)	(133.6)%	(134)	(139.6)%
Pre-tax pre-provision income (non-GAAP)	699	747	621	577	583	(48)	(6.4)%	116	19.9 %
Other adjustments:									
Securities (gains) losses, net	—	(3)	(1)	—	2	3	100.0 %	(2)	(100.0)%
Valuation gain on equity investment	(6)	(44)	—	—	—	38	86.4 %	(6)	NM
Leveraged lease termination gains	—	—	—	(2)	—	—	NM	—	NM
Bank-owned life insurance	(25)	—	—	—	—	(25)	NM	(25)	NM
Salaries and employee benefits—severance charges	26	2	2	1	—	24	NM	26	NM
Branch consolidation, property and equipment charges	7	3	10	11	12	4	133.3 %	(5)	(41.7)%
Contribution to the Regions Financial Corporation foundation	10	—	—	—	—	10	NM	10	NM
Loss on early extinguishment of debt	14	2	6	—	16	12	NM	(2)	(12.5)%
Professional, legal and regulatory expenses	—	—	7	—	—	—	NM	—	NM
Acquisition expenses	—	—	1	—	—	—	NM	—	NM
Total other adjustments	26	(40)	25	10	30	66	(165.0)%	(4)	(13.3)%
Adjusted pre-tax pre-provision income (non-GAAP)	$ 725	$ 707	$ 646	$ 587	$ 613	$ 18	2.5 %	$ 112	18.3 %

NM - Not Meaningful

REGIONS 45

46 Non-GAAP reconciliation: Pre-tax pre-provision income (PPI) NM - Not Meaningful Year Ended ($ amounts in millions) 12/31/2020 12/31/2019 2020 vs. 2019 Net income available to common shareholders (GAAP) $ 991 $ 1,503 $ (512) (34.1) % Preferred dividends (GAAP) 103 79 24 30.4 % Income tax expense (GAAP) 220 403 (183) (45.4) % Income before income taxes (GAAP) 1,314 1,985 (671) (33.8) % Provision for credit losses (GAAP) 1,330 387 943 243.7 % Pre-tax pre-provision income (non-GAAP) 2,644 2,372 272 11.5 % Other adjustments: Gain on sale of affordable housing residential mortgage loans — (8) 8 100.0 % Securities (gains) losses, net (4) 28 (32) (114.3) % Valuation gain on equity investment (50) — (50) NM Leveraged lease termination gains, net (2) (1) (1) (100.0) % Bank-owned life insurance (25) — (25) NM Salaries and employee benefits—severance charges 31 5 26 NM Branch consolidation, property and equipment charges 31 25 6 24.0 % Contribution to the Regions Financial Corporation foundation 10 — 10 NM Loss on early extinguishment of debt 22 16 6 37.5 Professional, legal and regulatory expenses 7 — 7 NM Ascentium expenses 1 — 1 NM Total other adjustments 21 65 (44) (67.7) Adjusted pre-tax pre-provision income (non-GAAP) 2,665 2,437 228 9.4

47 Forward-Looking Statements This presentation may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s current expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, and because they also relate to the future they are likewise subject to inherent uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. Therefore, we caution you against relying on any of these forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, those described below: • Current and future economic and market conditions in the United States generally or in the communities we serve (in particular the Southeastern United States), including the effects of possible declines in property values, increases in unemployment rates, financial market disruptions and potential reductions of economic growth, which may adversely affect our lending and other businesses and our financial results and conditions. • Possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations, which could have a material adverse effect on our earnings. • Possible changes in market interest rates or capital markets could adversely affect our revenue and expense, the value of assets and obligations, and the availability and cost of capital and liquidity. • The impact of pandemics, including the ongoing COVID-19 pandemic, on our businesses and financial results and conditions.The duration and severity of the ongoing COVID-19 pandemic, which has disrupted the global economy, has and could continue to adversely affect our capital and liquidity position, impair the ability of borrowers to repay outstanding loans and increase our allowance for credit losses, impair collateral values, and result in lost revenue or additional expenses. The pandemic could also cause an outflow of deposits, result in goodwill impairment charges and the impairment of other financial and nonfinancial assets, and increase our cost of capital. • Any impairment of our goodwill or other intangibles, any repricing of assets, or any adjustment of valuation allowances on our deferred tax assets due to changes in law, adverse changes in the economic environment, declining operations of the reporting unit or other factors. • The effect of changes in tax laws, including the effect of any future interpretations of or amendments to Tax Reform, which may impact our earnings, capital ratios and our ability to return capital to shareholders. • Possible changes in the creditworthiness of customers and the possible impairment of the collectability of loans and leases, including operating leases. • Changes in the speed of loan prepayments, loan origination and sale volumes, charge-offs, loan loss provisions or actual loan losses where our allowance for loan losses may not be adequate to cover our eventual losses. • Possible acceleration of prepayments on mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on those securities. • Loss of customer checking and savings account deposits as customers pursue other, higher-yield investments, which could increase our funding costs. • Possible changes in consumer and business spending and saving habits and the related effect on our ability to increase assets and to attract deposits, which could adversely affect our net income. • Our ability to effectively compete with other traditional and non-traditional financial services companies, some of whom possess greater financial resources than we do or are subject to different regulatory standards than we are. • Our inability to develop and gain acceptance from current and prospective customers for new products and services and the enhancement of existing products and services to meet customers’ needs and respond to emerging technological trends in a timely manner could have a negative impact on our revenue. • Our inability to keep pace with technological changes could result in losing business to competitors. Forward-looking statements

48 • Changes in laws and regulations affecting our businesses, including legislation and regulations relating to bank products and services, as well as changes in the enforcement and interpretation of such laws and regulations by applicable governmental and self-regulatory agencies, which could require us to change certain business practices, increase compliance risk, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. ◦ Our capital actions, including dividend payments, common stock repurchases, or redemptions of preferred stock or other regulatory capital instruments, must not cause us to fall below minimum capital ratio requirements, with applicable buffers taken into account, and must comply with other requirements under law or imposed by our regulators, which may impact our ability to return capital to shareholders. ◦ Our ability to comply with stress testing and capital planning requirements (as part of the CCAR process or otherwise) may continue to require a significant investment of our managerial resources due to the importance of such tests and requirements. ◦ Our ability to comply with applicable capital and liquidity requirements (including, among other things, the Basel III capital standards), including our ability to generate capital internally or raise capital on favorable terms, and if we fail to meet requirements, our financial condition and market perceptions of us could be negatively impacted. ◦ The effects of any developments, changes or actions relating to any litigation or regulatory proceedings brought against us or any of our subsidiaries. ◦ The costs, including possibly incurring fines, penalties, or other negative effects (including reputational harm) of any adverse judicial, administrative, or arbitral rulings or proceedings, regulatory enforcement actions, or other legal actions to which we or any of our subsidiaries are a party, and which may adversely affect our results. ◦ Our ability to manage fluctuations in the value of assets and liabilities and off-balance sheet exposure so as to maintain sufficient capital and liquidity to support our business. ◦ Our ability to execute on our strategic and operational plans, including our ability to fully realize the financial and non-financial benefits relating to our strategic initiatives. ◦ The risks and uncertainties related to our acquisition or divestiture of businesses. ◦ The success of our marketing efforts in attracting and retaining customers. ◦ Our ability to recruit and retain talented and experienced personnel to assist in the development, management and operation of our products and services may be affected by changes in laws and regulations in effect from time to time. ◦ Fraud or misconduct by our customers, employees or business partners. ◦ Any inaccurate or incomplete information provided to us by our customers or counterparties. ◦ Inability of our framework to manage risks associated with our business such as credit risk and operational risk, including third-party vendors and other service providers, which could, among other things, result in a breach of operating or security systems as a result of a cyber attack or similar act or failure to deliver our services effectively. ◦ Dependence on key suppliers or vendors to obtain equipment and other supplies for our business on acceptable terms. ◦ The inability of our internal controls and procedures to prevent, detect or mitigate any material errors or fraudulent acts. ◦ The effects of geopolitical instability, including wars, conflicts and terrorist attacks and the potential impact, directly or indirectly, on our businesses. ◦ The effects of man-made and natural disasters, including fires, floods, droughts, tornadoes, hurricanes, and environmental damage (specifically in the Southeastern United States), which may negatively affect our operations and/or our loan portfolios and increase our cost of conducting business. The severity and impact of future earthquakes, fires, hurricanes, tornadoes, droughts, floods and other weather-related events are difficult to predict and may be exacerbated by global climate change. Forward-looking statements (continued)

49 • Changes in commodity market prices and conditions could adversely affect the cash flows of our borrowers operating in industries that are impacted by changes in commodity prices (including businesses indirectly impacted by commodities prices such as businesses that transport commodities or manufacture equipment used in the production of commodities), which could impair their ability to service any loans outstanding to them and/or reduce demand for loans in those industries. ◦ Our ability to identify and address cyber-security risks such as data security breaches, malware, “denial of service” attacks, “hacking” and identity theft, including account take-overs, a failure of which could disrupt our business and result in the disclosure of and/or misuse or misappropriation of confidential or proprietary information, disruption or damage to our systems, increased costs, losses, or adverse effects to our reputation. ◦ Our ability to achieve our expense management initiatives. ◦ Market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, derivative products, debt obligations, deposits, investments, and loans. ◦ Possible downgrades in our credit ratings or outlook could, among other negative impacts, increase the costs of funding from capital markets. ◦ The effects of a possible downgrade in the U.S. government’s sovereign credit rating or outlook, which could result in risks to us and general economic conditions that we are not able to predict. ◦ The effects of problems encountered by other financial institutions that adversely affect us or the banking industry generally could require us to change certain business practices, reduce our revenue, impose additional costs on us, or otherwise negatively affect our businesses. ◦ The effects of the failure of any component of our business infrastructure provided by a third party could disrupt our businesses, result in the disclosure of and/or misuse of confidential information or proprietary information, increase our costs, negatively affect our reputation, and cause losses. ◦ Our ability to receive dividends from our subsidiaries could affect our liquidity and ability to pay dividends to shareholders. ◦ Changes in accounting policies or procedures as may be required by the FASB or other regulatory agencies could materially affect our financial statements and how we report those results, and expectations and preliminary analyses relating to how such changes will affect our financial results could prove incorrect. ◦ Other risks identified from time to time in reports that we file with the SEC. ◦ Fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated. ◦ The effects of any damage to our reputation resulting from developments related to any of the items identified above. The foregoing list of factors is not exhaustive. For discussion of these and other factors that may cause actual results to differ from expectations, look under the captions “Forward-Looking Statements” and “Risk Factors” of Regions’ Annual Report on Form 10-K for the year ended December 31, 2019 and the "Risk Factors" of Regions' Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 as filed with the SEC. Further, statements about the potential effects of the COVID-19 pandemic on our businesses and financial results and conditions may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic (including any second wave or resurgences), actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, third parties and us. The words "future," “anticipates,” "assumes," “intends,” “plans,” “seeks,” “believes,” "predicts," "potential," "objectives," “estimates,” “expects,” “targets,” “projects,” “outlook,” “forecast,” "would," “will,” “may,” “might,” “could,” “should,” “can,” and similar terms and expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements, which speak only as of the date made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible to predict all of them. We assume no obligation and do not intend to update or revise any forward-looking statements that are made from time to time, either as a result of future developments, new information or otherwise, except as may be required by law. Regions’ Investor Relations contact is Dana Nolan at (205) 264-7040; Regions’ Media contact is Jeremy King at (205) 264-4551. Forward-looking statements (continued)

50 ®